Exhibit 8.1

List of subsidiaries1

Legal Entity	Country of Incorporation
Subsidiaries of ASML Holding N.V.:
ASML Netherlands B.V.	Netherlands (Veldhoven)
ASML MaskTools B.V.	Netherlands (Veldhoven)
ASML Systems B.V.	Netherlands (Veldhoven)
ASML Germany GmbH	Germany (Dresden)
ASML France S.a.r.l.	France (Montbonnot)
ASML (UK) Ltd.	UK (Paisley (Scotland))
ASML Israel (2001) Ltd.	Israel (Ramat-Gan)
ASML Ireland Ltd.	Ireland (Dublin)
ASML Dublin Ltd.	Ireland (Dublin)
ASML Italy S.r.l	Italy (Avezzano)
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Singapore Pte. Ltd.	Singapore
ASML Korea Co. Ltd.	Korea (Kyunggi-Do)
ASML Japan Co. Ltd.	Japan (Kawasaki-shi, Kanagawa-Ken)
ASML Lithography Facilities Science and Technology Co. Ltd. [2]	China (Tianjin)
ASML Taiwan Ltd.	Taiwan (Hsinchu)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Penang)
ASML Belgium BVBA	Belgium (Essen)
ASML Belgium Finance CV	Belgium (Essen)[3]
Brion Technologies (Shenzhen) Co. Ltd.	China (Shenzhen)

Subsidiary of ASML Belgium Finance CV:
ASML US Inc.	US (Delaware)

Subsidiaries of ASML US, Inc.:
ASML Capital US, Inc.	US (Delaware)
ASML MaskTools Inc.	US (Delaware)
Brion Technologies, Inc.	US (Delaware)
ASML Participation US Inc.	US (Tempe)
Lehrer Pearson Inc.	US (Richmond)
ASML Ventures 1 Inc.	US (Tempe)

Subsidiaries of Brion Technologies, Inc:
Brion Technologies Int.	Cayman Islands (Georgetown)

Subsidiary of ASML Hong Kong Ltd.:
ASML Hong Kong Logistic Services Ltd.	Hong Kong SAR

[1]	All of the Company’s subsidiaries are directly or indirectly wholly-owned.

[2]	ASML (Tianjin) Co Ltd. was renamed to ASML Lithography Facilities Science and Technology Co. Ltd. as of August 3, 2010.

[3]	Limited partnership with ASML Belgium BVBA as managing partner and ASML Holding N.V. as limited partner.

ASML ANNUAL REPORT 2010